Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Cree Elects Robert Ingram to Board of Directors

DURHAM, NC, DECEMBER 31, 2008 – Cree, Inc. (Nasdaq: CREE) announces that Robert Ingram, Vice Chairman Pharmaceuticals of GlaxoSmithKline, was elected to the Company’s Board of Directors, and to the Board’s Compensation Committee and Governance and Nominations Committee, effective December 29, 2008.

“We welcome Bob to our Board of Directors,” said Chuck Swoboda, Cree chairman and chief executive officer. “His wealth of experience in research-intensive businesses facing global marketing and manufacturing challenges give him an ideal foundation to help us address the opportunities Cree anticipates. The insights he brings should prove beneficial to Cree as we work toward our goal of replacing traditional lighting solutions with energy-efficient, environmentally-friendly LED lighting.”

Ingram, 65, has served since January 2003 as Vice Chairman Pharmaceuticals of GlaxoSmithKline, a pharmaceutical research and development company in Research Triangle Park, North Carolina.  He previously served as Chief Operating Officer and President of Pharmaceutical Operations of GlaxoSmithKline following the December 2000 merger of Glaxo Wellcome plc and SmithKline Beecham plc.  Prior to the merger he served as Chief Executive Officer of Glaxo Wellcome plc and as Chairman, President and Chief Executive Officer of Glaxo Wellcome Inc.  He also serves on the boards of directors of Lowe’s Companies, Inc., Allergan, Inc., and Edwards Lifesciences Corporation, and also as Chairman of the board of directors of OSI Pharmaceuticals, Inc. and as Lead Director of Valeant Pharmaceuticals International.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs, LEDs for backlighting, power-switching devices and radio-frequency/wireless devices. For additional product specifications please refer to www.cree.com.

Contacts

Media Inquiries:
Michelle Murray
Corporate Communications
michelle_murray@cree.com
(919) 313-5505
(919) 313-5943 (Fax)

Investor Inquiries:
Raiford Garrabrant
Director, Investor Relations
raiford_garrabrant@cree.com
(919) 313-5397
(919) 313-5615 (Fax)